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                                                                    Exhibit 99.1


                                  {LETTERHEAD}

Independent Accountants' Report on Applying Agreed-Upon Procedures


Merrill Lynch Municipal ABS, Inc.
World Financial Center
North Tower, 9th Floor
New York, New York 10281

Attention: Edward Sisk, President


Dear Sirs:

We have performed the procedures agreed by Merrill Lynch Municipal ABS, Inc. (the "Company"), as described below, with respect to the Company's annual report on Form 10-K for the fiscal year ended March 31, 2001 ("Form 10-K"). The Company's management is responsible for the Statements to Holders of Merrill Lynch Municipal ABS, Inc. Prerefunded Municipal Certificates, Series 1, Series 2, and Series 3 (the "Certificates") and the Company's compliance with the terms of the Agreement and the financial information reporting requirements of the SEC. This engagement to apply agreed-upon procedures was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of management of the Company. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been required or for any other purpose.

The procedures that we performed and our filings are summarized as follows:

1. We obtained the Certificates prepared by the Trustee, Bankers Trust Company, relating to the distribution dates of April 1, 2000 and October 1, 2000, such statements (see Exhibit 3 to the Form 10-K) setting forth on a class-by-class basis the following information relating to each distribution date:

       (i) The amount of interest, principal and premium received in connection with the distribution dates.

       (ii) The amount of interest, principal and premium distributed to holders of each class of Certificates.

       (iii)  The amount of any Trustee's fee payable on the distribution dates.

       (iv) If the interest payments received by the Trustee with respect to the Prerefunded Bonds of an issue are insufficient to make the required interest distributions with respect to the Certificates related thereto, the aggregate amount of all interest shortfalls on the distribution dates and the amount of interest shortfall allocated to each Certificate class.

       (v) If any loss is incurred with respect to the Prerefunded Bonds, the aggregate amount of all losses on the distribution dates and the allocation of the losses to each Certificate class.

       (vi) The aggregate amount of accrued interest remaining unpaid, if any, for each class of Certificates and after giving the effect to the distributions made to each class on the distribution dates.

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       (vii)  The aggregate Certificate amount of each class of Certificates after giving effect to the distributions made on such distribution dates and to losses allocated on such distribution dates.

2. We proved the arithmetic accuracy of the collection and distribution of payments received on the Prerefunded Bonds in the related Trust for the year ended March 31, 2001 and found no exceptions.

3. We compared the financial information included in the Statements to Holders of Merrill Lynch Municipal ABS, Inc. for the year ended March 31, 2001 to the requirements in the Agreement between the Company and Certificate Holders and found no exceptions.

4. We proved the arithmetic accuracy of the dollar amounts shown in the adjusted Statements to Holders of Merrill Lynch Municipal ABS, Inc. in the Form 10-K and found no exceptions.

5. We inquired of the Secretary whether there were any other significant events or actions taken during or subsequent to March 31, 2001 not reflected in the Form 10-K or the minutes and the agendas of the Company's Board of Directors and committees thereof. We were informed that no such events or actions had occurred.

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the financial information of the Company. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Company and is not intended to be and should not be used by anyone other than the Company.





April 17, 2002


Deloitte & Touche LLP
New York, New York

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